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EX-99.(p)(1)
TIAA Investments Policy Statement on Personal Trading




                                                                   JANUARY, 2003



                      TIAA INVESTMENTS POLICY STATEMENT ON
                               PERSONAL INVESTING




INTRODUCTION



      This Policy Statement on Personal Investing has been adopted by TIAA, the TIAA-CREF Funds and their investment advisors pursuant to the requirements of the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Securities Act of 1933. The Policy Statement applies to "Covered Associates" of TIAA Investments and their Household Members. Because of differences in the type of information received by different associates of TIAA Investments, certain provisions apply to all Covered Associates, while other additional provisions apply only to associates deemed TIAA Access Persons and Registered Investment Advisory Representatives.



GENERAL PRINCIPLES



      - You must at all times place the interests of TIAA participants above your own.



      - You may not attempt to profit from your knowledge of recent or contemplated transactions.



      - You are prohibited from buying or selling a security while in possession of material non-public information.



      - You must conduct all personal securities transactions consistent with this Policy Statement and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.



      - You are prohibited from disclosing recent or contemplated transactions to any TIAA-CREF associate who does not have a legitimate business need to know such information or to any person outside of TIAA.



      - You must disclose to the Area Head any interest in or ownership of an investment if you are involved in any decision to purchase or sell the same investment or securities of the same issuer on behalf of TIAA. The Area Head must then approve your involvement in TIAA's decision to purchase or sell such investment or securities.



      - You may not make decisions for TIAA or attempt to influence a transaction on behalf of TIAA for purposes of enhancing the value of your own personal holdings.

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      You are expected to comply with the "spirit" as well as the literal requirements of this Policy Statement. Recognizing that the Policy Statement cannot address every possible scenario, you are strongly encouraged to contact the Area Compliance Officer for TIAA Investments, who is the Administrator of the Policy Statement, with any questions. The Administrator will consult with Law as appropriate.



DEFINITIONS



      - Covered Associate - Any associate of TIAA Investments that works within the Securities Division, Mortgage and Real Estate Division, or Administration and Finance Division, any other associate within TIAA Investments as the Administrator may, in consultation with the Law Area, so designate and notify in writing, plus their respective Household Members.



      - Fund - The variable component of TIAA's Personal Annuity, the TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds, any of the CREF Accounts and any other SEC registered investment company within the TIAA-CREF group of companies.



      - Household Member - Any spouse, relative or domestic partner who shares a residence with a Covered Associate, a TIAA Access Person or a Registered Investment Advisory Representative.



      - Non-Discretionary Account - An account in which you have delegated full investment discretion over your investments to someone else and have retained no direct or indirect influence or control.



      - Registered Investment Advisory Representative - An associate in TIAA Investments who in connection with his/her regular duties obtains timely information regarding the purchase or sale of securities on behalf of TIAA Advisory Services, in its capacity as asset manager, and has been designated as such in writing, and such other associates within TIAA as the Administrator may, in consultation with the Law Area, so designate and notify in writing, plus their respective Household Members.



      - TIAA Access Person - An associate in TIAA Investments who in connection with his/her regular duties obtains timely information regarding the purchase or sale of fixed-income or real estate related securities by a Fund (as defined above), and has been designated as such in writing, and such other associates as the Administrator may, in consultation with the Law Area, so designate and notify in writing, plus their respective Household Members.



PROHIBITIONS



Neither you nor any Household Member may:



      - Purchase or sell any public securities of a company on the TIAA Restricted List.

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      -     Purchase or sell securities of a real estate investment trust, real estate operating company, foreign property stock or any other companies whose primary business involves commercial real estate (collectively, "Real Estate Securities"). If you already own Real Estate Securities at the time you are designated a Covered Associate, you may liquidate your existing position at any time subsequent to your designation provided that you: (i) preclear the transaction in accordance with the requirements of the section entitled "Preclearance" below; and (ii) obtain the prior written approval of the Portfolio Manager of the Real Estate Securities Fund, who may grant such approval if there are no orders for that security (or a related security) pending or anticipated at the time the request is made.



      -     Purchase any securities in an initial public offering.



      - Purchase any securities in private placements without prior approval from your Area Head.



      - Trade so frequently as to impact your ability to fulfill your assigned responsibilities.



      - If you are a member of an investment club, you must preclear and report all club transactions in the same manner as your own personal trades.



REPORTING



      All associates of TIAA Investments at or above the level of Group Managing Director, TIAA Access Persons, Registered Investment Advisory Representatives and each of their Household Members, as well as any other persons designated by the Administrator, must submit the following reports:



      - Initial Disclosure Report. Within ten calendar days after you are designated a Registered Investment Advisory Representative, TIAA Access Person or a TIAA Investments associate at or above the Group Managing Director level, you and your Household Members must submit an Initial Disclosure Report listing all Household Members, and detailing all reportable personal securities holdings and listing all brokerage accounts for yourself and for any Household Member.



      - Annual Disclosure Report and Certification. Starting in January 2004, an Annual Disclosure Report by January 30th of each year, listing all Household Members and reflecting your and your Household Members' personal securities holdings and brokerage accounts as of the preceding December 31st. This report also contains a certification as to such associate's understanding of and compliance with this Policy Statement.



      - Quarterly Disclosure Report. A Quarterly Disclosure Report within 10 calendar days of the end of each quarter of the calendar year, reflecting your and your Household Members' personal securities purchases and sales.

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      Additionally, other associates may from time to time be required to provide disclosure statements regarding their personal trading activity or portfolio holdings. Associates that have overlapping roles as either a TIAA Access Person, Registered Investment Advisory Representative or a level of responsibility at or above Group Managing Director are not required to provide duplicative disclosure statements.



PRECLEARANCE



      All purchases and sales of public securities for the personal accounts of Covered Associates and their Household Members must be precleared by receipt of a computer generated authorization through the restricted list preclearance system. Preclearances are valid for the business day during which they are obtained and the two following business days. Preclearance does not relieve you from complying with the other provisions of this Policy Statement.



SECURITIES THAT DO NOT REQUIRE PRECLEARANCE OR REPORTING



      -     Open-end investment companies (e.g., mutual funds)



      -     Money market instruments (e.g., bank CDs, commercial paper)



      - Direct obligations of the U.S. Government (e.g., T-bills, U.S. Savings bonds)



 TRANSACTIONS THAT DO NOT REQUIRE PRECLEARANCE BUT ARE REQUIRED TO BE REPORTED



      - Instead of reporting the securities held in Non-Discretionary Accounts you may send a memorandum to the Area Compliance Officer of TIAA Investments describing the arrangement. You are not allowed to invest in initial public offerings, private placements or Real Estate Securities in these types of accounts.



      - Corporate actions such as stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions.



      - Purchases or sales of, and options and futures or options on futures on, S&P 100, 400 and 500, Russell 1000, 2000 and 3000, NASDAQ 100
            and NASDAQ Composite, and Dow Jones Industrial indices. Such transactions may be effected through Exchange Traded Funds.



      -     Acquisitions by gift or inheritance.



ADMINISTRATION OF THE POLICY STATEMENT



      - The Area Head of TIAA Investments will review the Initial, Quarterly and Annual Reports.



      - The Law Area will provide annual reports about the operation of the Policy Statement to the Trustees.

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      -     Sanctions for violations of this Policy Statement may be imposed by the Area Head of TIAA Investments, after consultation with the Law Area and Human Resources, and may include (i) a warning, (ii) additional mandatory training, (iii) disgorgement of gains, (iv) a ban on personal trading, (v) suspension, or (vi) dismissal.



      - The Administrator may appoint designees with approval of the Area Head of TIAA Investments, to carry out his/her responsibilities under this Policy Statement.



WAIVERS



      Any Covered Associate or their respective Household Members may request a waiver from a prohibition or restriction of this Policy Statement in connection with a particular transaction. Such requests shall be submitted in writing to the Area Head of TIAA Investments who will consider waiver requests on a case-by-case basis, in each case consulting with the Law Area.

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     TIAA ACCESS PERSON AND REGISTERED INVESTMENT ADVISORY REPRESENTATIVE
                             ADDITIONAL REQUIREMENTS




SPECIFIC BLACK-OUT PERIOD



No TIAA Access Person or their Household Members may purchase or sell a fixed income security on a day on which there is a pending purchase or sale order for that security for a Fund.



PRECLEARANCE



      - All TIAA Access Persons, Registered Investment Advisory Representatives and their Household Members must preclear all fixed income securities transactions with the Securities Division Manager or the Area Head of TIAA Investments.



      - Preclearances are valid for the business day during which they are obtained and the two following business days.



      - By requesting preclearance you represent that you believe the trade is generally available to other investors in the marketplace and that you do not know of a recent or proposed Fund or Registered Investment Advisor transaction in that security (or a related security) or possess knowledge of any material non-public information regarding that security.